Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) is entered into as of October 31, 2024 (the “Effective Date”) and amends the Employment Agreement (the “Agreement”) entered into as of May 2, 2022 between Vineet Nargolwala (the “Executive”) and Allegro MicroSystems, Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ Executive from time to time, and any successor(s) thereto, the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

A.
The Company and the Executive entered into the Agreement in connection with the Executive joining the Company as President and Chief Executive Officer in June 2022 (the “Hiring”).

B.
The payments and benefits upon termination section of the Agreement (the “CEO Termination Benefits”) were negotiated and agreed to in connection with the Hiring.

C.
The Committee recently reviewed the CEO Termination Benefits relative to those provided to the Company’s other executive officers and comparable executives at peer companies and recommended that certain changes be made to the CEO Termination Benefits.

D.
The Board approved the revisions to the Agreement upon the Committee’s recommendation and authorized the Company to amend the Agreement to revise the CEO Termination Benefits as set forth herein.

E.
In accordance with Section 10.7 of the Agreement, the parties wish to amend the Agreement to modify the CEO Termination Benefits as set forth in this Amendment, as recommended by the Committee and approved by the Board.

NOW THEREFORE, in consideration of the Executive’s continued employment with the Company and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows, effective as of the Effective Date:

1.
Payments and Benefits Upon Termination. Sections 4.2 and 4.3 of the Agreement are hereby deleted in their entirety, and the following new Sections 4.2 and 4.3 are hereby substituted into the Agreement:

“4.2 Qualifying Termination Outside of the Change of Control Period. Subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10.5(c) below and Executive’s continued compliance with the Restrictive Covenants, in the event of termination of Executive’s employment due to a Qualifying Termination outside of the Change of Control Period (each as defined in Section 4.3 below), then in addition to the Accrued Obligations, Executive shall be entitled to the following (the “Regular Severance Benefits”):

(a) Base Salary Severance. The Company shall pay to Executive an amount equal to 2.0x the sum of the Annual Base Salary plus the Target Bonus, each as in effect as of the Termination Date (disregarding any reduction thereto constituting Good Reason) (the “Base Salary and Target Bonus Severance”) payable, less applicable withholdings and deductions, in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 10.5(c) below.

(b) Prorated Bonus. The Company shall pay to Executive a prorated Annual Bonus for the fiscal year in which the Termination Date occurs, determined by multiplying the Target Bonus on the Termination Date by a ratio equal to the number of completed days of employment in the fiscal year prior to and including the Termination Date divided by the total number of days in such fiscal year (the “Prorated Bonus”), payable, less applicable withholdings and deductions, in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 10.5(c) below.

(c) COBRA. If Executive is a participant on the Termination Date in a group health plan of the Company that is subject to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, or similar state health care continuation coverage law (“COBRA”), and if Executive timely elects to accept continued health insurance coverage under COBRA, the Company shall pay or reimburse to Executive an amount equal to the full monthly cost of Executive’s COBRA coverage until the earlier of eighteen (18) months after the Termination Date or such date as Executive becomes eligible for health insurance coverage through any subsequent employment (the “COBRA Subsidy Period”). If Executive desires to continue health care coverage under COBRA after becoming eligible for other health insurance coverage or otherwise after the COBRA Subsidy Period, Executive may do so for the balance of the applicable COBRA period at Executive’s expense consistent with the requirements of COBRA. Notwithstanding the foregoing, the Company shall not be required to provide Executive with the healthcare continuation coverage benefits in this Section 4.2(c) if doing so would result in the imposition of penalties or other adverse consequences to the Company pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, or any successor legislation or regulations thereunder.

(d) Equity Acceleration. The Sign-On RSU Award will vest in full to the extent unvested as of the Termination Date. The vesting of Executive’s outstanding equity awards (other than the Sign-On RSU Award) as of the Termination Date that are not subject to performance-based vesting requirements shall be accelerated effective as of immediately prior to such Termination Date with respect to that number of shares subject thereto that would have become vested on the next applicable vesting date following the Termination Date as if Executive had remained employed by the Company through such vesting date. The vesting of Executive’s outstanding equity awards as of the Termination Date that are subject to performance-based vesting requirements shall be accelerated effective as of immediately prior to such Termination Date with respect to a pro-rated portion of the shares subject thereto (determined based on the number of days that Executive was employed during the applicable performance period relative to the total number of days in the performance period), with the performance conditions being deemed achieved at the greater of the target performance level or the “trending performance” level determined by the Committee using the most recent scorecard submitted to the Committee immediately prior to the Termination Date.

4.3 Qualifying Termination within the Change of Control Period. Subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10.5(c) below and Executive’s continued compliance with the Restrictive Covenants, in the event of termination of Executive’s employment due to a Qualifying Termination within the twenty-four (24)-month period immediately following the consummation of a Change of Control (as defined in the 2020 Plan) (the “Change of Control Period”), in addition to the Accrued Obligations, and in lieu of the Regular Severance Benefits, Executive shall be entitled to receive (the “Change of Control Severance Benefits”): (a) the Base Salary and Target Bonus Severance described in Section 4.2(a) above; (b) the Prorated Bonus described in Section 4.2(b) above; (c) the healthcare continuation coverage benefits described in Section 4.2(c) above, except that the COBRA Subsidy Period shall be 24 months instead of 18 months, and (d) notwithstanding anything to the contrary contained in any award agreement issued pursuant to awards granted under the 2020 Plan, or any incentive compensation plan later adopted by the Company, which are explicitly superseded by this provision to the extent that they may be inconsistent, 100% vesting of all outstanding equity awards effective as of immediately prior to the Termination Date, with vesting of awards that are subject to performance-based vesting requirements that would otherwise continue to apply following the Change in Control transaction being deemed achieved at the greater of the target performance level or the “trending performance” level determined by the Committee using the most recent scorecard submitted to the Committee immediately prior to the Termination Date. For purposes of this Section 4, a “Qualifying Termination” shall mean any termination of Executive’s employment by the Company without Cause or a resignation by the Executive for Good Reason.”

GENERAL

1.
This Amendment shall be and hereby is incorporated into the Agreement.
2.
Except as expressly provided herein, the parties acknowledge and agree that all terms and conditions of the Agreement shall remain in full force and effect, including, without limitation, Section 10.4, Employment At-Will, and Section 10.5, Application of Section 409A.
3.
This Amendment will be governed and construed in accordance with the laws of the State of New Hampshire, without reference to principles of conflict of laws.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

ALLEGRO MICROSYSTEMS, INC.

By:___/s/ Erin E. Hagen_____________

Name: Erin E. Hagen

Title: Senior Vice President and Chief Human Resources Officer

EXECUTIVE

By:_______/s/ Vineet Nargolwala________

Name: Vineet Nargolwala